EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-104277) and related Prospectus of Epicor Software Corporation for the registration of 3,617,350 shares of its common stock and to the incorporation by reference therein of our report dated January 26, 2001, with respect to the consolidated financial statements and schedule of Epicor Software Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

Orange County, California

May 27, 2003